Exhibit 3.5

FOURTH AMENDED AND RESTATED

OPERATING AGREEMENT

OF

GREAT PLAINS ETHANOL, LLC

February 17, 2005

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS
1.1	“Act”
1.2	“Affiliate”
1.3	“Articles”
1.4	“Board of Managers”
1.5	“Bankrupt Member”
1.6	“Capital Contribution”
1.7	“Capital Unit” or “Unit”
1.8	“Capital Unit Transfer System”
1.9	“Class A Members”
1.10	“Class B Members”
1.11	“Class C Members”
1.12	“Class D Members”
1.13	“Code”
1.14	“Committed Capital”
1.15	“Company”
1.16	“Dispose,” “Disposing,” or “Disposition”
1.17	“Escrow Account”
1.18	“Manager”
1.19	“Managing Member”
1.20	“Member”
1.21	“Net Cash from Operations”
1.22	“Offering”
1.23	“Offering Proceeds”
1.24	“Ownership Percentage”
1.25	“Person”
1.26	“Proceeding”
1.27	“Trimester”

ARTICLE 2 ORGANIZATION
2.1	Formation
2.2	Name
2.3	Registered Office; Registered Agent, Principal Office in the United States; Other Offices
2.4	Purpose
2.5	Foreign Qualification
2.6	Term
2.7	Mergers and Exchanges
2.8	No State-Law Partnership
2.9	Fiscal Year

ARTICLE 3 MEMBERS
3.1	Members
3.2	Representations and Warranties
3.3	Admission of Additional Members
3.4	Interests in a Member
3.5	Information
3.6	Liabilities to Third Parties

i

3.7	Withdrawal
3.8	Lack of Authority
3.9	Classes and Voting
3.10	Place and Manner of Meeting
3.11	Conduct of Meetings
3.12	Annual Meeting
3.13	Special Meetings
3.14	Notice
3.15	Quorum of Members
3.16	Voting of Capital Units by Company
3.17	Closing Record Books and Fixing Record Date
3.18	Fixing Record Dates for Ballots by Mail
3.19	Proxies

ARTICLE 4 DISPOSITION OF CAPITAL UNITS
4.1	General Restrictions on the Disposition of Capital Units
4.2	Tax Elections
4.3	Redemption
4.4	Disposition by Broin Investments II, LLC; Right of First Refusal
4.5	Fair Market Value

ARTICLE 5 CAPITAL CONTRIBUTIONS
5.1	Class A Capital Units
5.2	Class B Capital Units
5.3	Class C Capital Units
5.4	Class D Capital Units
5.5	Additional Capital Units
5.6	Return of Contributions
5.7	Advances by Members
5.8	Capital Accounts

ARTICLE 6 ALLOCATIONS AND DISTRIBUTIONS
6.1	Allocations and Distributions
6.2	Distributions of Net Cash from Operations
6.3	Allocations of Income, Gain, Loss, Deductions, and Credits
6.4	Allocation of Gain or Loss Upon the Sale of All or Substantially All of the Company’s Assets
6.5	Regulatory Allocations and Allocation Limitations
6.6	Proration of Allocations
6.7	Consent to Allocation
6.8	Distributions in Kind
6.9	Right to Distributions
6.10	Limitation on Distributions

ARTICLE 7 OFFICERS
7.1	Number of Officers
7.2	Appointment and Term of Office
7.3	Removal of Officers
7.4	The Chief Executive Officer

7.5	The Chief Financial Officer
7.6	The President
7.7	The Vice-Presidents
7.8	The Secretary
7.9	Assistant Secretaries
7.10	Designation of Tax Matters Partner
7.11	Duties of Tax Matters Partner
7.12	Authority of Tax Matters Partner
7.13	Expenses of Tax Matters Partner
7.14	Compensation

ARTICLE 8 MANAGEMENT
8.1	Management by Board of Managers
8.2	Actions by Managers; Committees; Delegation of Authority and Duties
8.3	Registration and Transfer of Securities
8.4	Number and Term of Office
8.5	Death or Disability of Managers
8.6	Removal
8.7	Resignations
8.8	Vacancies
8.9	Place and Manner of Meetings
8.10	First Meeting
8.11	Regular Meeting of Board of Managers
8.12	Special Meeting of Board of Managers
8.13	Notice of Board of Managers’ Meetings
8.14	Action Without Meeting
8.15	Quorum; Majority Vote
8.16	Approval or Ratification of Acts or Contracts
8.17	Interested Managers, Officers and Members
8.18	Expenses of the Company
8.19	Procedure
8.20	Compensation

ARTICLE 9 MANAGING MEMBER
9.1	Managing Member
9.2	Rights and Obligations of the Managing Member
9.3	Management Fee and Technical Manager Fee; Trimester/Annual Incentive Bonus; Expenses
9.4	Dispute Resolution
9.5	Bonus Payments
9.6	Guaranteed Payment
9.7	Additional Services Available Under Separate Contracts and Fee Structures
9.8	Proprietary Information

ARTICLE 10 INDEMNIFICATION AND LIABILITY TO COMPANY
10.1	Indemnification
10.2	Liability to Company
10.3	Prospective Amendment of Liability and Indemnity
10.4	Non-Exclusive Liability and Indemnity

ARTICLE 11 CAPITAL UNIT CERTIFICATES
11.1	Certificates For Membership
11.2	Transfer of Certificates
11.3	Loss or Destruction of Certificates
11.4	Certificate Regulations
11.5	Transfer of Membership
11.6	Legends

ARTICLE 12 BANKRUPTCY OF A MEMBER

ARTICLE 13 DISSOLUTION
13.1	Dissolution and Winding-Up
13.2	Continuation

ARTICLE 14 LIQUIDATION AND TERMINATION
14.1	Liquidation and Termination
14.2	Application and Distribution of Proceeds on Liquidation
14.3	Deficit Capital Account Balances
14.4	Articles of Dissolution

ARTICLE 15 GENERAL PROVISIONS
15.1	Books and Records
15.2	Headings
15.3	Construction and Severability
15.4	Effect of Waiver or Consent
15.5	Binding Effect
15.6	Governing Law/Jurisdiction
15.7	Further Assurances
15.8	Notice to Members of Provisions of This Agreement
15.9	Counterparts
15.10	Conflicting Provisions

FOURTH AMENDED AND RESTATED

OPERATING AGREEMENT

OF

GREAT PLAINS ETHANOL, LLC

This Fourth Amended and Restated Operating Agreement of GREAT PLAINS ETHANOL, LLC, is hereby adopted and entered into effective as of the 17th day of February, 2005, for good and valuable consideration, by the Members (as defined below).  This Fourth Amended and Restated Operating Agreement amends and restates in its entirety that certain Third Amended and Restated Operating Agreement dated July 22, 2003 by and among the Members.

ARTICLE 1

DEFINITIONS

As used in this Operating Agreement, the following terms have the following meanings:

1.1                                 “Act” means the South Dakota Limited Liability Company Act and any successor statute, as amended from time to time.

1.2                                 “Affiliate” of any Person shall mean any other Person, directly or indirectly, controlling, controlled by, or under common control with, such Person; or if such Person is a partnership, any general partner of such Person or a Person controlling any such general partner.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether through the ownership of voting securities, by contract or otherwise.

1.3                                 “Articles” means the Articles of Organization filed with the Secretary of State of South Dakota on December 20, 2000, by which GREAT PLAINS ETHANOL, LLC was organized as a South Dakota limited liability company under and pursuant to the Act.

1.4                                 “Board of Managers” means the Managers acting as a group with the powers set forth in the Articles and this Operating Agreement.

1.5                                 “Bankrupt Member” means (except to the extent that the Board of Managers determine otherwise) any Member (a) that makes a general assignment for the benefit of creditors; (b) files a voluntary bankruptcy petition under Chapter 7 of the United States Bankruptcy Code; (c) files a petition or answer seeking for the Member a liquidation, dissolution, or similar relief under any law; (d) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in a proceeding of the type described in subclauses (a) through (c); (e) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of the Member’s or of all or any substantial part of the Member’s properties; or (f) against which an involuntary petition has been filed and a proceeding seeking relief under Chapter 7 of the United States Bankruptcy Code, liquidation, dissolution, or similar relief under any law has been commenced and 90 days have expired without dismissal thereof or with respect to which, without the Member’s consent or acquiescence, a trustee, receiver, or liquidator of the Member or of all or any substantial part of the Member’s properties has been appointed and 90 days have expired without the appointment having been vacated or stayed, or 90 days have expired after the date of expiration of a stay, if the appointment has not previously been vacated.

1.6                                 “Capital Contribution” means any actual contribution by a Member to the capital of the Company through the purchase of Capital Units (but does not include subscribed for, but unpaid Capital Units).

1.7                                 “Capital Unit” or “Unit” means Capital Units of the Company with the rights and privileges set forth in this Operating Agreement, including Class A, Class B, Class C and Class D Capital Units, and any other Class of Capital Units as may be approved and adopted by the Board of Managers.

1.8                                 “Capital Unit Transfer System” means the procedures set forth in Article 4 of the Operating Agreement governing all Dispositions of Capital Units.

1.9                                 “Class A Members” means holders of Class A Capital Units who have executed and agreed to be bound by this Operating Agreement.

1.10                           “Class B Members” means holders of Class B Capital Units who have executed and agreed to be bound by this Operating Agreement.

1.11                           “Class C Members” means holders of Class C Capital Units who have executed and agreed to be bound by this Operating Agreement.

1.12                           “Class D Members” means holders of Class D Capital Units who have executed and agreed to be bound by this Operating Agreement.

1.13                           “Code” means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

1.14                           “Committed Capital” means the purchase price of the Capital Units subscribed for by a Member in the Offering pursuant to a subscription agreement that has been accepted by the Company, regardless of whether such purchase price has been fully paid.

1.15                           “Company” means GREAT PLAINS ETHANOL, LLC, a manager-managed South Dakota limited liability company.

1.16                           “Dispose,” “Disposing,” or “Disposition” means sale, assignment, transfer, gift, exchange, or other disposition of one or more Capital Units, whether voluntary or involuntary, but not the mortgage, pledge, or grant of a security interest therein.

1.17                           “Escrow Account” means the Company’s escrow account at Dakota Heritage State Bank into which the Capital Contributions from the sale of Class A, Class B and Class C Capital Units will be deposited until subscriptions are received for at least $11.55 million and the other conditions to the Offering are satisfied, or until such Capital Contributions are returned to the investors if said minimum amount is not committed.

1.18                           “Manager” means any natural Person who is a member of the Board of Managers of the Company, whether initially named in the Articles or later elected as provided in this Operating Agreement.

1.19                           “Managing Member” means Broin Management, LLC, a Minnesota limited liability company, or any successor appointed by the Board of Managers.

1.20                           “Member” means any Person who holds one or more Capital Units and has executed this Operating Agreement, whether initially admitted as of the date of this Operating Agreement or later admitted to the Company as a Member as provided in this Operating Agreement.  Unless the context otherwise requires, the term “Member” shall include any Member’s representative in event of the death, incapacity, or liquidation of the Member.  Except as specifically stated otherwise, “Members” refers to all Class A, Class B, Class C and Class D Members.

1.21                           “Net Cash from Operations” means the gross cash proceeds from the Company’s operations, sales, and other dispositions of assets, including but not limited to investment assets, (but not including sales and other dispositions of all or substantially all of the assets of the Company), less the portion thereof used to pay, or set aside for, the established reserves for all the Company’s expenses, debt payments, capital improvements, replacements and contingencies, all as determined by the Board of Managers.  Net Cash from Operations shall not be reduced by depreciation, amortization, cost recovery deductions, or similar allowances, but shall be increased by any reduction of reserves previously established, but not expended, as authorized by the Board of Managers.

1.22                           “Offering” means the offer and sale of the Company’s Class A and Class C Capital Units, pursuant to a registration statement to be filed with the Securities and Exchange Commission, not to exceed an aggregate of 4,460 Capital Units to be completed not later than March 15, 2002.

1.23                           “Offering Proceeds” means the Capital Contributions received from the sale of the Class A and Class C Capital Units pursuant to the Offering.

1.24                           “Ownership Percentage” with respect to any Member means the percentage of ownership of a Member determined by taking the total Capital Units held by such Member divided by the aggregate total number of issued and outstanding Capital Units.

1.25                           “Person” includes an individual, partnership, limited partnership, limited liability company, foreign limited liability company, trust, estate, corporation, foreign corporation, cooperative, custodian, trustee, executor, administrator, nominee or entity in a representative capacity.

1.26                           “Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative.

1.27                           “Trimester” means any of the four-month periods ending on April 30, August 31, December 31, which shall be the periods set by the Board of Managers for delivery of corn to the Company’s ethanol plant and may be used for other administrative matters.

Other terms defined herein have the meanings so given them.

ARTICLE 2

ORGANIZATION

2.1                                 Formation. The Company has been organized as a South Dakota limited liability company by the filing of Articles under and pursuant to the Act and the issuance of a certificate of organization for the Company by the Secretary of State of South Dakota.

2.2                                 Name. The name of the Company is GREAT PLAINS ETHANOL, LLC and all Company business must be conducted in that name or such other names that comply with applicable law as the Board of Managers may select from time to time.

2.3                                 Registered Office; Registered Agent, Principal Office in the United States; Other Offices.  The registered office of the Company required by the Act to be maintained in the State of South Dakota shall be the office of the initial registered agent named in the Articles or such other office (which need not be a place of business of the Company) as the Board of Managers may designate from time to time in the manner provided by law.  The registered agent of the Company in the State of South Dakota shall be the initial registered agent named in the Articles or such other Person or Persons as the Board of Managers may designate from time to time in the manner provided by law.  The principal office of the Company in the United States shall be at such place as the Board of Managers may designate from time to time, which need not be in the State of South Dakota, and the Company shall maintain records there as required by the Act and shall keep the street address of such principal office at the registered office of the Company in the State of South Dakota.  The Company may have such other offices as the Board of Managers may designate from time to time.

2.4                                 Purpose.  The purpose of the Company is to produce and market ethanol and ethanol co-products and any other purpose allowed under South Dakota law.

2.5                                 Foreign Qualification.  Prior to the Company’s conducting business in any jurisdiction other than South Dakota, the Board of Managers shall cause the Company to comply, to the extent procedures are available and those matters are reasonably within the control of the Board of Managers, with all requirements necessary to qualify the Company as a foreign limited liability company in that jurisdiction.  At the request of the Board of Managers, the Company’s Officers (as specified in Article 7) shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Operating Agreement that are necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business.

2.6                                 Term. The Company commenced its existence on the date the Secretary of State of South Dakota issued a certificate of organization for the Company and shall continue in existence until dissolved.

2.7                                 Mergers and Exchanges.  The Company may be a party to (a) a merger, (b) a consolidation, or (c) an exchange or acquisition, subject to the requirements of this Operating Agreement.  Consent to any such merger, consolidation, exchange or acquisition shall be by vote of the Members as set out in Article 3.

2.8                                 No State-Law Partnership.  The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal income and state income tax purposes, and this Operating Agreement may not be construed to suggest otherwise.

2.9                                 Fiscal Year.  The Company’s fiscal year shall end on December 31 of each year or such other date as the Board of Managers shall determine.

ARTICLE 3

MEMBERS

3.1                                 Members.

(a)                                  The initial Members of the Company are the Persons executing this Operating Agreement as of the date of this Operating Agreement as Class D Members, each of whom shall be admitted to the Company as a Class D Member effective contemporaneously with the execution by such Person of this Operating Agreement.

(b)                                 Additional Persons will not be admitted as Members of the Company unless and until subscriptions have been received for the purchase of at least 2,310 Capital Units, which shall be the minimum number of Capital Units offered in the Offering, and all other conditions to the Offering have been satisfied.  The Board of Managers will have the option to accept subscriptions in the Offering for up to 4,460 Capital Units until March 15, 2002.  The Board of Managers shall have the discretion to terminate the Offering at any time.  Total Committed Capital raised in the Offering will be no less than $11,550,000.00 and no greater than $22,300,000.00.  A Person who subscribes for Capital Units in the Offering will not be admitted as a Member unless and until: (i) such Person has submitted a completed subscription agreement, including a counterpart signature agreeing to be bound by this Operating Agreement, (ii) such Person has submitted full payment of the purchase price for the number of Capital Units subscribed for in the subscription agreement, or such Person has submitted payment of no less than 10% of such purchase price and delivered a promissory note in form and substance satisfactory to the Company for the balance of such purchase price, (iii) the Board of Managers has, in writing, admitted such Person as a Member by countersigning such Person’s subscription agreement, and (iv) such Person has submitted a completed Corn Delivery Agreement, if such Person is purchasing Class A Capital Units.

(c)                                  After the termination of the Offering, a Person may become a Member by acquiring one or more Capital Units (i) directly from the Company or (ii) from a Member in a Disposition in compliance with the provisions of this Operating Agreement.

(d)                                 Any Person who satisfies the requirements of this Operating Agreement may be a Member unless the Person lacks capacity apart from the Act.

3.2                                 Representations and Warranties.  Each Member represents and warrants to the Company and each other Member that:

(a)                                  if that Member is a corporation, it is duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified and in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not incorporated therein);

(b)                                 if that Member is a limited liability company, it is duly organized, validly existing, and (if applicable) in good standing under the laws of the state of its organization and is duly qualified and (if applicable) in good standing as a foreign limited liability company in the jurisdiction of its principal place of business (if not organized therein);

(c)                                  if that Member is a partnership, trust, or other entity, it is duly formed, validly existing, and (if applicable) in good standing under the laws of the state of its formation, and if required by law is duly qualified to do business and (if applicable) in good standing in the jurisdiction of its principal place of business (if not formed therein), and the representations and warranties in clause (a), (b) or (c), as applicable, are true and correct with respect to each partner (other than limited partners), trustee, or other member thereof;

(d)                                 that the Member has full corporate, limited liability company, partnership, trust, or other applicable power and authority to execute and agree to this Operating Agreement and to perform its obligations hereunder and all necessary actions by the board of directors, shareholders, managers, members, partners, trustees, beneficiaries, or other Persons necessary for the due authorization, execution, delivery, and performance of this Operating Agreement by that Member have been duly taken;

(e)                                  that the Member has duly executed and delivered this Operating Agreement; and

(f)                                    that the Member’s authorization, execution, delivery, and performance of this Operating Agreement does not conflict with any other agreement or arrangement to which that Member is a party or by which it is bound.

3.3                                 Admission of Additional Members.  No Person shall become a Member without the approval of the Board of Managers.  The Board of Managers may refuse to admit any Person as a Member in its sole discretion.  Additional Persons may be admitted to the Company in the discretion of the Board of Managers.  Any such admission also must comply with the requirements described elsewhere in this Operating Agreement and will be effective only after such Person has executed and delivered to the Company a subscription agreement or other written document including such Person’s: (a) address for notices, (b) agreement to be bound by this Operating Agreement, and (c) representation and warranty that the representations and warranties required of all Members in this Operating Agreement are true and correct with respect to such Person.  If the Person is to be a Class A Member, the Person must also submit an executed Corn Delivery Agreement.  The provisions of this section shall apply to any Person who acquires Capital Units directly from the Company or through a Disposition by a Member.

3.4                                 Interests in a Member.  A Member that is not a natural person may not cause or permit an interest, direct or indirect, in itself to be Disposed of in violation of the Securities Act of 1933, as amended, or such that, after the Disposition, (a) the Company would be considered to have terminated within the meaning of Section 708 of the Code or (b) without the consent of the Board of Managers, that Member shall cease to be controlled by substantially the same Persons who control it as of the date of its admission to the Company.  On any breach of this Section 3.4, the Company shall have the option to redeem, and on exercise of that option the breaching Member shall surrender, the breaching Member’s Capital Units in accordance with Section 4.3 of this Operating Agreement.

3.5                                 Information.

(a)                                  In addition to the other rights specifically set forth in this Operating Agreement, each Member is entitled to all information to which that Member is entitled to have access pursuant to the Act under the circumstances and subject to the conditions therein stated.  The Members agree, however, that, except as otherwise provided by law, the Board of Managers from time to time may determine, due to contractual obligations, business concerns, or other considerations, that certain information regarding the business, affairs, properties, and financial condition of the Company should be kept confidential and not provided to some or all other Members, and that it is not just or reasonable for those Members or their assignees or representatives to examine or copy any such confidential information.

(b)                                 The Members acknowledge that from time to time, they may receive information from or regarding the Company in the nature of trade secrets or that otherwise is confidential, the release of which may be damaging to the Company or Persons with whom it does business.  Each Member shall hold in strict confidence any information it receives regarding the Company that is identified as being confidential (and if that information is provided in writing, that is so marked) and may not disclose it to any Person other than another Member, except for disclosures (i) compelled by law (but the Member must notify the Board of Managers promptly of any request for that information before disclosing it, if practicable), (ii) to advisers or representatives of the Member or Persons who have acquired that Member’s Capital Units through a Disposition as permitted by this Operating Agreement, but only if the recipients have agreed to be bound by the provisions of this section, or (iii) of information that the Member also has received from a source independent of the Company that the Member reasonably believes obtained that information without breach of any obligation of confidentiality.  The Members acknowledge that a breach of the provisions of this section may cause irreparable injury to the Company for which monetary damages are inadequate, difficult to compute, or both.  Accordingly, the Members agree that the provisions of this section may be enforced by specific performance.

3.6                                 Liabilities to Third Parties.  Except as otherwise expressly agreed in writing, no Member shall be liable for the debts, obligations or liabilities of the Company, including under a judgment, decree or order of a court.

3.7                                 Withdrawal. A Member does not have the right or power to withdraw from the Company as a Member, except as set forth in this Operating Agreement.

3.8                                 Lack of Authority.  No Member, other than the Managing Member or a Member acting in his or her capacity as an officer of the Board of Managers or as an officer of the Company, has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company, or to incur any expenditures on behalf of the Company, except with the prior consent of the Board of Managers.  The Managing Member has the authority set forth in Article 9 of this Operating Agreement.

3.9                                 Classes and Voting.  Unless the Articles state to the contrary or as provided by this Operating Agreement, or any amendment hereto, there shall be four classes of Members.  There shall be Class A Members, Class B Members, Class C Members, and Class D Members.  The Board of Managers may establish additional classes or groups of one or more Members.

(a)                                  Class A Members Class A Members.  Class A Members shall be entitled to vote on all matters coming to a vote of the Class A Members.  Each Class A Member may cast only one vote on each matter brought to a vote of the Class A Members, regardless of the number of Class A capital units owned.  On all matters voted upon by the Class A Members, the affirmative vote of the majority of the Class A Members voting on the matter at hand shall be the act of the Class A Members, except that the election of individuals serving on the Board of Managers for purposes of Section 3.9(e) shall be determined by a vote of the plurality of the Class A Members voting on the matter at hand.

(b)                                 Class B Members.  Class B Members shall be entitled to vote on all matters coming to a vote of the Class B Members.  Each Class B Member may cast one vote for each Class B Capital Unit held by the Class B Member on each matter brought to a vote of the Class B Members.  On all matters to be voted upon by the Class B Members, the affirmative vote of the holders of a majority of the Class B Capital Units shall be the affirmative act of the Class B Members.

(c)                                  Class C Members.  Class C Members shall be entitled to vote on all matters coming to a vote of the Class C Members.  Each Class C Member may cast one vote for each Class C Capital Unit held by the Class C Member on each matter brought to vote of the Class C Members.  On all matters voted upon by the Class C Members, the affirmative vote of the majority of the Class C Capital Units voting on the matter at hand shall be the act of the Class C Members, except that the election of individuals serving on the Board of Managers for purposes of Section 3.9(e) shall be determined by a vote of the plurality of the Class C Members voting on the matter at hand.

(d)                                 Class D Members.  Class D Members shall be entitled to vote on all matters coming to a vote of the Class D Members.  Each Class D Member may cast one vote for each Class D Capital Unit held by the Class D Member on each matter brought to a vote of the

Class D Members.  On all matters to be voted upon by the Class D Members, the affirmative vote of the holders of a majority of the Class D Capital Units shall be the act of the Class D Members.

(e)                                  Voting by Classes. Members shall only be entitled to vote on the following matters: (i) the merger or consolidation of the Company with another business entity or the exchange of interests in the Company for interests in another company; (ii) sale, lease, exchange or other disposition of substantially all of the Company’s assets; and (iii) voluntary dissolution of the Company. Any matter identified in terms (i) through (iii) of the preceding sentence must receive the affirmative vote of each Class of outstanding Capital Units voting at the matter at hand to be the act of the Members of the Company. The Members of each Class shall vote separately for the election and removal of representatives on the Board of Managers for their respective Classes as set forth in section 8.4 and 8.6 of this Operating Agreement.

3.10                           Place and Manner of Meeting.  All meetings of the Members shall be held at such time and place, within or without the State of South Dakota, as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.  Presence in person, or by proxy or written ballot, shall constitute participation in a meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

3.11                           Conduct of Meetings.  All meetings of the Members shall be presided over by the President.  All meetings of the Members shall be conducted in general accordance with the most recent edition of Roberts’ Rules of Order, or such other rules and procedures as may be determined by the Board of Managers in its discretion.

3.12                           Annual Meeting.  The annual meeting of the Members for the transaction of all business which may come before the meeting shall be held on a date determined by the Board of Managers.  Failure to hold the annual meeting at the designated time shall not be grounds for dissolution of the Company.

3.13                           Special Meetings.  Special meetings of the Members may be called at any time by the President, the Board of Managers or by the Secretary upon the request of the holders of at least 10% of the Capital Units of any Class entitled to be voted at such meeting.  Such request shall state the purpose or purposes of such meeting and the matters proposed to be acted on at the special meeting.

3.14                           Notice.  Written or printed notice stating the place, day and hour of the meeting and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than 10 nor more than 60 days before the date of the meeting either personally or by mail, by or at the direction of the President, the Secretary or the Board of Managers calling the meeting, to each Member entitled to vote at the meeting.  If mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the Member at the Member’s address as it appears on the records of the Company, with postage thereon prepaid.

(a)                                  If a purpose of any Member meeting is to consider any of the following matters, the notice must state such purpose:

(i)                                     a plan of merger, consolidation, or exchange;

(ii)                                  the sale, lease, exchange or other disposition of all, or substantially all, of the Company’s assets;

(iii)                               the voluntary dissolution of the Company; or

(iv)                              the removal of any representative on the Board of Managers.

(b)                                 The notice for any Member meeting relating to any of the purposes listed in (a) above must be accompanied by respectively a copy or summary of the respective:

(i)                                     plan of merger, consolidation or exchange;

(ii)                                  the transaction description for the proposed sale, lease, exchange or other disposition of all, or substantially all, of the Company’s assets;

(iii)                               the plan of liquidation; or

(iv)                              identification of the Manager or Managers whose removal is sought.

3.15                           Quorum of Members.  Ten percent of the Class A Members, Class B Members representing 10% of the outstanding Class B Capital Units, and Class C Members representing 10% of the outstanding Class C Capital Units, represented in person, by proxy, or by written ballot, shall constitute a quorum at a meeting of the Members.  The Members present at a duly organized meeting at which a quorum is present may transact business until adjournment, notwithstanding the departure or withdrawal of enough Members to leave less than a quorum.

3.16                           Voting of Capital Units by Company.  A Capital Unit owned by another limited liability company, corporation, or other legal entity, the majority of which is owned or controlled by this Company, and a Capital Unit held by this Company in a fiduciary capacity, shall not be voted, directly or indirectly, at any meeting, and shall not be counted in determining the total Capital Units of a Class at any given time.

3.17                           Closing Record Books and Fixing Record Date.  For the purpose of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof or in order to make a determination of Members for any other proper purpose, the Board of Managers may provide that the record books shall be closed for a stated period not exceeding 10 days.  If the record books shall be closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members, such books shall be closed for a period not exceeding 10 days immediately preceding such meeting.  In lieu of closing the record books, the Board of Managers may fix in advance a date as the record date for any such determination of Members, such date in any case to be not more than 60 days and in the case of a meeting of

Members, not less than 10 days prior to the date of which the particular action requiring such determination of Members is to be taken.  If the record books are not closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members, the date on which notice of the meeting is mailed, as the case may be, shall be the record date for such determination of Members.  When a determination of Members entitled to vote at any meeting of Members has been made as provided in this section, such determination shall apply to any adjournment thereof, except where the determination has been made through the closing of record books and the stated period of closing has expired.

3.18                           Fixing Record Dates for Ballots by Mail.  Unless a record date shall have previously been fixed or determined herein, whenever action by Members is proposed to be taken by written ballot without attendance being required at a meeting of Members, the Board of Managers may fix a record date for purposes of determining Members entitled to vote by ballot on the action, which record date shall be set by the Board of Managers not more than 60 days prior to the deadline for returning ballots to the Company.  If no record date has been fixed by the Board of Managers, the record date for determining Members entitled to vote by written ballot without requiring attendance at a meeting of Members shall be at the close of business on the tenth day preceding the mailing of the written ballots to the Members.

3.19                           Proxies.  At all meetings of Members, a Member may vote by proxy executed in writing by the Member or by his duly authorized attorney-in-fact, except with respect to the election of representatives to the Board of Managers for which Members shall be required to vote in person or as permitted by the Board of Managers by mail-in ballot.  Such proxy shall be filed with the Secretary of the Company before or at the time of the meeting.  A proxy shall be considered filed with the Company when received by the Company at its executive offices, unless later revoked.  No proxy shall be valid after eleven months from the date of its execution, unless otherwise provided in the proxy.

ARTICLE 4

DISPOSITION OF CAPITAL UNITS

4.1                                 General Restrictions on the Disposition of Capital Units.

(a)                                  No Disposition of Capital Units shall be valid except as specifically provided in this Article 4.  To be valid, a Deposition must be approved by the Board of Managers and comply with the Company’s Capital Units Transfer System as adopted or approved by the Board of Managers, as it may be amended from time t time, and it is the intent of this Operating Agreement that:  (i) the tax status of this Company be the same as for a partnership, (ii) this Company preserve its partnership tax status by complying with Section 1.7704-1, et seq., and any amendments thereto, and (iii) to the extent possible, this Operating Agreement shall be read and interpreted to prohibit the free transferability of Capital Units.  Any attempted Disposition by a Person of Capital Units or any other interest or right, or any part thereof, in or in respect of the Company, other than in accordance with this Article 4 and the Capital Units Transfer System shall be, and is hereby declared, null and void ab initio.

(b)                                 The Board of Managers shall not approve, and the Company shall not recognize for any purpose, any purported Disposition of a Capital Unit unless and until the other applicable provisions of this Article 4 have been satisfied, all conditions have been satisfied under the Capital Units Transfer System, and the Company has received a completed transfer request in the form adopted by the Board of Managers, or such other written document (i) executed by both the Member effecting the Disposition (or such Member’s representative if the transfer is on account of the death, incapacity, or liquidation of the Member effecting the Disposition,) and the Person acquiring the Capital Unit in the proposed Disposition; (ii) setting forth the number of Capital Units of each Class subject to the Disposition; and (iii) containing a representation and warranty that the Disposition was made in accordance with all applicable laws and regulations (including all applicable federal and state securities laws).  If the Person acquiring the Capital Units in the Disposition is not a Member, then such Person must also comply with Section 3.3 of this Operating Agreement.  If the Capital Units subject to the Disposition are Class A Capital Units then the Person acquiring the Class A Capital Units in the Disposition must also execute and submit to the Company a Corn Delivery Agreement in accordance with this Operating Agreement.  Dispositions of Capital Units, and the resulting admissions of new Members, if applicable, are effective as of the first day of the Trimester immediately following the Trimester in which such matters are approved by the Board of Managers.  Upon the effectiveness of a Disposition of all or a portion of a Member’s Capital Units, the Company shall transfer all, or the respective proportion of the capital account of the Member effecting the Disposition to the Member who has acquired the Capital Units.  No partial Capital Units may be subject to a Disposition.  If a Person becomes the beneficial holder of Capital Units but has not been accepted as a Member (for example, upon a Member’s death or if the Board of Managers refuses to accept such Person as a Member), such Person shall receive the allocations of income, gain, losses, deductions, credits, and distributions in accordance with Article 6 of this Operating Agreement until such time as the Person becomes a Member or until such Person’s Capital Units are redeemed in accordance with Section 4.6 of this Operating Agreement.  Such Person shall have no voting rights until such time as the Person becomes a Member and complies with this Section 4.1.

(c)                                  The Board of Managers will not approve any Disposition unless (i) either (A) the Disposition is registered under the Securities Act of 1933, as amended, and any applicable state securities laws or (B) the Company has determined that the Disposition is exempt from registration under those laws; and (ii) the Company has determined that the Disposition, when added to the total of all other Dispositions within the preceding 12 months, would not result in the Company being considered to have terminated within the meaning of the Code or losing its partnership status and being taxed as a C corporation within the meaning of the Code.

(d)                                 The Member effecting a Disposition and any Person admitted to the Company in connection therewith shall pay, or reimburse the Company for, all costs incurred by the Company in connection with the Disposition or admission on or before the thirtieth day after the receipt by that Person of the Company’s invoice for the amount due.  If payment is not made by the date due, the Person owing that amount shall pay interest on the unpaid amount from the date due until paid at the legal rate of interest allowed under South Dakota law.

4.2                                 Tax Elections.  In the event of a Disposition of all or part of the Capital Units of any Member, the Company, in the sole discretion of the Board of Managers, may elect pursuant to

Section 754 of the Code (or any successor provisions) to adjust the basis of the assets of the Company.

4.3                                 Redemption.  The Company shall have the right to redeem the Capital Units of a Member or a Person who beneficially holds Capital Units upon any of the following occurrences:

(a)                                  An attempt to Dispose of the Capital Units in a manner not in conformity with this Operating Agreement.

(b)                                 The failure of a Person who becomes the beneficial holder of Capital Units to comply with Section 4.1 of this Operating Agreement and become a Member within a 12-month period following the date that the Person became a beneficial holder of the Capital Units.

(c)                                  Breach of the Member’s Corn Delivery Agreement with respect to such Capital Units and failure to cure such breach subsequent to the giving of written notice by the Company as provided therein.

(d)                                 The Member becomes a Bankrupt Member and the Company is not able to sell its Capital Units within 240 days through the Capital Units Transfer System.

If the Company exercises its right to redeem a Member’s or Person’s Capital Units pursuant to any of the above, upon receipt of such Member’s or Person’s Capital Unit certificate, the Company shall pay to such Member or Person 10% of the price at which such Capital Units were originally offered for sale by the Company.  In addition, the Company shall have the right to redeem a Member’s Capital Units upon breach of the Member’s obligation to pay any outstanding balance of its Committed Capital pursuant to such Member’s promissory note with respect to payment for such Capital Units and to retain all amounts of such Member’s previously Contributed Capital as liquidated damages.  Upon redemption, any Corn Delivery Agreement or promissory note of such Member relating to such Capital Units shall become null and void.  Nothing in this section shall be interpreted to limit or prevent the Company from seeking any legal or equitable relief that would otherwise be available to the Company.

4.4                                 Disposition by Broin Investments II, LLC; Right of First Refusal.  Broin Investments II, LLC, shall be prohibited from Disposing of all or a portion of its Class B Capital Units issued in the Offering, other than to an Affiliate of Broin Investments II, LLC, without first offering the Class B Capital Units to the Company at fair market value, as defined in Section 4.5.  If Broin Investments desires to Dispose of all or a portion of its Class B Capital Units, it shall give the Company written notice of such desire.  If, within 30 days of the notice, the Company has not elected in writing to purchase such Class B Capital Units, Broin Investments may Dispose of its Class B Capital Units to a third party in accordance with Section 4.1 and the Board of Managers shall not unreasonably withhold its consent thereto.

4.5                                 Fair Market Value.  The fair market value of Broin Investments II, LLC’s Class B Capital Units for purposes of the Company’s option to purchase provided for under Section 4.4 of this Operating Agreement, shall be determined in accordance with the provisions of this Section 4.5.  The Company and Broin Investments II, LLC shall first try in good faith to determine the fair market value by mutual agreement.  Such efforts to reach agreement shall be commenced within 10 days from the date of the Company’s receipt of the notice of intended Disposition.  Such efforts may be terminated at any time by either party.  If the parties have not reached a determination of the fair market value by mutual agreement within 20 days following the Company’s receipt of the notice of intended Disposition, then the fair market value shall be determined by appraisal as provided in this Section 4.5.  Within 10 days following the failure or refusal to reach a mutual agreement as set forth above, the parties shall each appoint an appraiser to appraise the Class B Capital Units that are the subject of the Disposition and each party shall pay the cost of its respective appraisal.  If the fair market values of the Class B Capital Units, as determined by the two appraisers, are within 10% of the lower of the two values, then the two values shall be averaged with the result being the fair market value and variable price of the Class B Capital Units.  If the appraised values are not within 10% of the lower of the two values, then the two appraisers shall choose a third appraiser, with the cost of the third appraisal to be split equally by the parties.  The agreement of two of the three appraisers, shall be the fair market value and purchase price of the Class B Capital Units.  If at least two of the appraisers cannot agree on the appraised value, then the three appraised values shall be added together and divided by three with the result to be the fair market value and purchase price of the Class B Capital Units.  The appraisers shall be duly qualified and have experience or background in the ethanol industry.  The closing of the purchase of the Class B Capital Units by the Company shall be completed within 20 days following the determination of the purchase price.  If the Company declines or fails to give timely notice of the election to purchase the Class B Capital Units, or if the Company fails to timely close the purchase, Broin Investments II, LLC shall be entitled to Dispose of its Class B Capital Units to a third party, but such sale must comply with Section 4.1.

ARTICLE 5

CAPITAL CONTRIBUTIONS

5.1                                 Class A Capital Units.

(a)                                  Sale of Class A Units in the Offering.  In the Offering, Class A Capital Units will be offered for sale to producers only at a price of $5,000.00 per Unit, with a minimum purchase of two Class A Capital Units.  Additional Class A Capital Units may be purchased, but no partial Class A Capital Units may be purchased.  For the purposes of the Offering, a “producer” is a person engaged in the production of agricultural products, including a tenant of land used for production of the product, a landlord of land who receives rent based upon the amount of farm production or cash rent, an agricultural cooperative association, and a privately owned grain elevator company.  The total equity raised in the Offering from the sale of Class A Capital Units, when combined with the equity raised from the sale of Class C Capital Units, shall not exceed $22,300,000.00.

(b)                                 Purchase of Class A Units in the Offering.  Upon the execution of a subscription agreement for Class A Capital Units, a Person desiring to purchase Class A Capital Units must submit (i) 10% of the total purchase price of such Person’s subscription amount to the Company, which amount shall be deposited into the Company’s Escrow Account for the Offering and (ii) an executed promissory note in the amount of the remaining 90% balance of such Person’s subscription amount.  Payment of amounts due under the promissory note shall be subject to the call of the Board of Managers.  Committed Capital due under the promissory note must be contributed within 30 days from the date of call.  In the event of any Class A Member’s failure to contribute its Capital Commitment when due, the Company shall have the right to redeem such Member’s Class A Capital Units as provided in Section 4.3, in addition to any remedies otherwise provided by law.

(c)                                  Disposition of Class A Units following the Offering.  After completion of the Offering, Class A Members may Dispose of outstanding Class A Capital Units to producers or non-producers, subject to the other requirements of this Operating Agreement.

(d)                                 Corn Delivery Requirement.  To be admitted as a Class A Member, whether purchasing Class A Capital Units in the Offering or through a Disposition from a Member, a Person must sign a Corn Delivery Agreement in a form approved by the Board of Managers from time to time, in addition to fulfilling all other membership criteria set forth in Section 3.3.

5.2                                 Class B Capital Units.

(a)                                  Private Sale of Class B Units.  The Company has offered to sell and Broin Investments II, LLC has agreed to purchase 200 Class B Capital Units at a price of $5,000.00 per Unit in a private placement separate from the Offering.  No additional Class B Capital Units may be purchased and no partial Class B Capital Units may be purchased.  The total equity raised from the private sale of Class B Capital Units shall be $1,000,000.00.

(b)                                 Purchase of Class B Units.  The completion of the Offering is contingent upon the purchase by Broin Investments II, LLC, of the 200 Class B Capital Units specified in the preceding paragraph.  Upon the execution of a subscription agreement for Class B Capital Units, Broin Investments II, LLC, must submit (i) 10% of the total purchase price of its subscription amount ($100,000.00) to the Company, which amount shall be deposited into the Company’s Escrow Account for the Offering and (ii) an executed promissory note in the amount of the remaining 90% balance of its subscription amount ($900,000.00).  Payment of amounts due under Broin Investment’s promissory note for its Class B Capital Units shall be subject to the last call of the Board of Managers, only after call has been made for all outstanding Committed Capital of Class A and Class C Members. Committed Capital due under Broin Investments II, LLC’s promissory note for its Class B Capital Units must be contributed within 30 days from the date of call.  In the event of Broin Investment’s failure to contribute its Capital Commitment when due, the Company shall have the right to redeem Broin Investment’s Class B Capital Units as provided in Section 4.3, in addition to any remedies otherwise provided by law.

(c)                                  Disposition of Class B Units.  Class B Members may Dispose of outstanding Class B Capital Units to any Person, subject to the other requirements of this Operating Agreement, including, without limitation, Section 4.7 in the case of Broin Investments II, LLC.

(d)                                 No Corn Delivery Requirement.  There is no corn delivery requirement for Class B Members.

5.3                                 Class C Capital Units.

(a)                                  Sale of Class C Units in the Offering.  In the Offering, the Company shall offer to sell Class C Capital Units at a price of $5,000.00 per Unit with a minimum purchase of 10 Class C Capital Units.  Additional Class C Capital Units may be purchased, but no partial Class C Capital Units may be purchased.  Any Person may purchase Class C Capital Units, including, but not limited to, purchasers of Class A and Class B Capital Units, producers and non-producers; provided that, for the first 75 days of the Offering, Class C Capital Units shall only be offered to purchasers of Class A and Class B Capital Units, with the following maximum limits on purchases during such 75 day period only: (i) total aggregate investment by one Person in Class A and Class C Capital Units cannot exceed $1,000,000.00, and (ii) total aggregate investment by Broin Investments II, LLC and its Affiliates in Class B and Class C Capital Units cannot exceed $4,200,000.00, including the private sales described in Sections 5.2(a) and 5.3(e) of this Operating Agreement. The total equity raised in the Offering from the sale of Class C Capital Units, when combined with the equity raised from the sale of Class A Capital Units, shall not exceed $22,300,000.00

(b)                                 Purchase of Class C Units in the Offering.  Upon the execution of a subscription agreement for Class C Capital Units, a Person desiring to purchase Class C Capital Units must submit (i) 10% of the total purchase price of such Person’s subscription amount to the Company, which amount shall be deposited into the Company’s Escrow Account for the Offering and (ii) an executed promissory note in the amount of the remaining 90% balance of such Person’s subscription amount.  Payment of amounts due under the promissory note shall be subject to the call of the Board of Managers.  Committed Capital due under the promissory note must be contributed within 30 days from the date of call.  In the event of any Class C Member’s failure to contribute its Capital Commitment when due, the Company shall have the right to redeem such Member’s Class C Capital Units as provided in Section 4.3, in addition to any remedies otherwise provided by law.

(c)                                  Disposition of Class C Units following the Offering.  After completion of the Offering, Class C Members may Dispose of outstanding Class C Capital Units to any Person, subject to the other requirements of this Operating Agreement.

(d)                                 No Corn Delivery Requirement.  There is no corn delivery requirement for Class C Members.

(e)                                  Private Sale of Class C Units.  The Company has offered to sell, and Broin Management, LLC has agreed to purchase, 40 Class C Capital Units at a price of $5,000 per Unit in a private placement separate from the Offering.  The purchase and sale of Class C Capital Units described this paragraph shall be on substantially the same terms as set forth in Sections 5.3(a)-(d) above.

5.4                                 Class D Capital Units.  Class D Capital Units shall be offered for sale at a price of $100.00 per Unit to each member of the initial Board of Managers named in the Company’s Articles of Organization and to the Company’s initial Managing Member, Broin Management, LLC.  Upon completion of the Offering, each Class D Capital Unit shall be automatically converted into the right to receive one Class C Capital Unit.  Upon completion of the Offering, each Class D Member shall tender and exchange its Class D Capital Unit Certificate for a Class C

Capital Unit Certificate.  The total equity raised from the sale of Class D Capital Units shall not exceed $1,600.00.

5.5                                 Additional Capital Units.  Additional Capital Units may be created and issued to new Members or to existing Members on such terms and conditions as the Board of Managers may determine at the time of admission, and may include for the creation of different classes or groups of Members, represented by different classes of Capital Units, which Capital Units may have different rights, powers, and duties.  If the Board of Managers creates additional Capital Units, the Board of Managers must specify the terms of admission or issuance, including the amount of Committed Capital proposed to be raised from the issuance of such Capital Units. Members of the Company shall not have a preemptive right to acquire additional, newly created Capital Units of the Company.

5.6                                 Return of Contributions.  A Member is not entitled to the return of any part of its Capital Contribution or to be paid interest in respect of either its capital account or its Capital Contribution.  A Capital Contribution is not a liability of the Company or of any Member.  Members will not be required to contribute or to lend any cash or property to the Company to enable the Company to return any Member’s Capital Contribution.

5.7                                 Advances by Members.  If the Company does not have sufficient cash to pay its obligations, and the Company does not raise additional capital pursuant to Section 5.5 hereof, any Member(s) that may agree to do so with the consent of the Board of Managers, as appropriate, may advance all or part of the needed funds to or on behalf of the Company.  An advance described in this Section constitutes a loan from the Member to the Company, bears interest at the rate negotiated with the Board of Managers from the date of the advance until the date of payment and is not a Capital Contribution.

5.8                                 Capital Accounts.  A capital account shall be established and maintained for each Member pursuant to the requirements of applicable federal income tax regulations.  Each Member’s capital account shall be increased and decreased as follows:

(a)                                  Each Member’s capital account shall be increased by (i) the amount of the initial Capital Contribution made by the Member, (ii) the amount of any additional Capital Contributions made by the Member, and (iii) any income and gains allocated to the Member pursuant to Article 6.

(b)                                 Each Member’s Capital Account shall be decreased by (i) any deductions and losses allocated to the Member pursuant to Article 6, and (ii) the amount of any distributions by the Company to the Member as of the time of the distribution.

A Member that has more than one Capital Unit shall have a single capital account that reflects all its Capital Units, regardless of the Class of Capital Units owned by that Member and regardless of the time or manner in which those Capital Units were acquired.  Upon the Disposition of a Capital Unit, that portion of the capital account of the Member effecting the Disposition that is attributable to the Capital Unit subject to the Disposition shall carry over to the Person acquiring such Capital Unit.

ARTICLE 6

ALLOCATIONS AND DISTRIBUTIONS

6.1                                 Allocations and Distributions.  Except as may be required by section 704 (b) and (c) of the Code and the applicable Treasury Regulations, all items of income, gain, loss, deduction, and credit of the Company shall be allocated among the Members, and distributions shall be made, in accordance with this Article 6.

6.2                                 Distributions of Net Cash from Operations.  Distributions of Net Cash from Operations, if any, for any fiscal year, will be made on not less than an annual basis with a minimum of 20% to be distributed so long as the Net Cash from Operations is in excess of $500,000.00 for such year and provided that any such distribution does not violate or cause the Company to default under any the terms of any of the Company’s credit facilities or debt instruments.  Additional distributions, if any, may be made as the Board of Managers shall determine in its sole discretion.  Distributions shall be made to all Members ratably in proportion to their Ownership Percentages.

6.3                                 Allocations of Income, Gain, Loss, Deductions, and Credits.  All items of income, gain, loss, deductions, and credits for a fiscal year shall be allocated to the Members ratably in proportion to their Ownership Percentages.

6.4                                 Allocation of Gain or Loss Upon the Sale of All or Substantially All of the Company’s Assets.

(a)                                  Allocation of Gain.  Any income or gain from the sale or exchange of all or substantially all of the Company’s assets shall be allocated, first, to those Members with capital account balances less than the amounts of their respective Capital Contributions that have not previously been distributed, that amount of income or gain, if any, necessary to increase their capital account balances to the amount of their Capital Contributions not previously distributed; provided, that a special allocation of gain shall be made to the holders of those Class C Capital Units which were issued upon the conversion of Class D Capital Units in an amount sufficient to equalize the capital account balances of all Class C Members holding the same number of Class C Capital Units; and thereafter, the remaining income or gain, if any, shall be allocated to the Members, ratably in proportion to their Ownership Percentages.

(b)                                 Allocation of Loss.  Any loss from the sale or exchange of all or substantially all of the Company’s assets shall be allocated, first, so as to equalize the capital account balances of all Members holding the same number of Capital Units, and thereafter, the remaining losses shall be allocated to the Members, ratably in proportion to their Ownership Percentages.

6.5                                 Regulatory Allocations and Allocation Limitations.  Notwithstanding the preceding provisions for allocating income, gains, losses, deductions and credits, the following limitations, regulatory allocations and contingent reallocations are intended to comply with applicable income tax Treasury Regulations under Section 704(b) of the Code and shall be so construed when applied.

(a)                                  Minimum Gain Chargeback.  Notwithstanding any other provision of this Section 6.5, if there is a net decrease in Partnership Minimum Gain during any Company fiscal year, each Member shall be specially allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in accordance with Section 1.704-2(f)(1) of the Treasury Regulations in an amount equal to such Member’s share of the net decrease in Partnership Minimum Gain (determined in accordance with Section 1.704-2(g)(2) of the Treasury Regulations).  This Section 6.5(A) is intended to comply with the minimum gain chargeback requirement in the Treasury Regulations and shall be interpreted consistently therewith.

(b)                                 Partner Minimum Gain Chargeback.  Except as otherwise provided in Section 1.704-2(i)(4) of the Treasury Regulations, notwithstanding any other provision of this Section 6.5, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Company fiscal year, each Member who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(5) of the Treasury Regulations, shall be specially allocated items of Company income and gain for such year (and, if necessary, for subsequent years) in an amount equal to such Member’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Section 1.704-2(i)(4) of the Treasury Regulations.  Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto.  The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Treasury Regulations. This Section 6.5(b) is intended to comply with the minimum gain chargeback requirements in Section 1.704-2(i)(4) of the Treasury Regulations and shall be interpreted consistently therewith.

(c)                                  Qualified Income Offset.  In the event a deficit balance in a Member’s capital account in excess of the sum of (i) the amount such Member is obligated to restore or contribute to the Company pursuant to any provision of this Operating Agreement and (ii) the amount such Member is deemed to be obligated to contribute pursuant to the penultimate sentences of Section 1.704-2(g)(1)(ii) and 1.704-2(i)(5) of the Treasury Regulations, is caused or increased because a Member receives an adjustment, allocation, or distribution described in Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations, such Member will be allocated items of Company income and gain in an amount and manner sufficient to eliminate such deficit balance or such increase in the deficit balance, as quickly as possible, to the extent required in the Treasury Regulations.  This Section 6.5(c) is intended, and shall be so construed, to provide a “qualified income offset” within the meaning of Section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations.

(d)                                 Gross Income Allocations.  In the event that a deficit balance in a Member’s Capital Account at the end of any fiscal year is in excess of the sum of (i) the amount such Member is obligated to restore or contribute to the Company under this Operating Agreement and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations §§ 1.704-2(g)(1)(ii) and 1.704-2(i)(5), the Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 6.5(d) shall be made only if and to the extent that the Member would have a deficit balance in its Capital Account in excess of such sum after all other allocations provided for in this Section have been made as if Section 6.5(c) and this Section 6.5(d) were not in this Operating Agreement.

(e)                                  Nonrecourse Deductions.  Nonrecourse Deductions shall be specially allocated to the Members in proportion to the allocation of Losses under Section 6.3.

(f)                                    Partner Nonrecourse Deductions.  Any Partner Nonrecourse Deductions for any fiscal year shall be specially allocated to the Member who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Treasury Regulations.

(g)                                 Members’ Shares of Excess Nonrecourse Debt.  The Members’ shares of excess Partnership Nonrecourse Debt within the meaning of Section 1.752-3(a)(3) of the Treasury Regulations shall be determined in accordance with the manner in which it is reasonably expected that the deductions attributable to such Partnership Nonrecourse Debt will be allocated.

(h)                                 Curative Allocations.  The allocations set forth in subsections (a), (b), (d), and (d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations under Section 704(b).  Notwithstanding any other provision of this Article 6 (other than the Regulatory Allocations), the Regulatory Allocations shall be taken into account in allocating other items of income, gain or loss among the Members so that, to the extent possible, the net amount of allocations of such items of income, gain or loss and the Regulatory Allocations to each Member shall be equal to the net amount that would have been allocated to such Member if the Regulatory Allocations had not occurred.  For this purpose, future Regulatory Allocations under Section 6.5(a) and (b) shall be taken into account that, although not yet made, are likely to offset other Regulatory Allocations made under Section 6.5(f) and (g).

6.6                                 Proration of Allocations.  All income, gains, losses, deductions and credits for a fiscal year allocable with respect to any Members whose Capital Units may have been transferred, forfeited, reduced or changed during such year should be allocated based upon the varying interests of the Members throughout the year.  The precise manner in which such allocations are made shall be determined by the Board of Managers in its sole discretion and shall be a manner of allocation, including an interim closing of the books, permitted to be used for federal income tax purposes.

6.7                                 Consent to Allocation.  Each Member expressly consents to the methods provided herein for allocation of the Company’s income, gains, losses, deductions and credits.

6.8                                 Distributions in Kind.  Except as provided by this Operating Agreement, a Member, regardless of the form of the Member’s Capital Contribution, may not demand or receive a distribution from this Company in any form other than cash.

6.9                                 Right to Distributions.  A Member who is entitled to receive a distribution that has not been paid by the Company when due has the status of, and is entitled to all remedies available to, a creditor of the Company with respect to such distribution.

6.10                           Limitation on Distributions.

(a)                                  Notwithstanding anything to the contrary in this Operating Agreement, the Company may not make a distribution to its Members to the extent that, immediately after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members with respect to their interests and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the fair value of the Company’s assets, except that the fair value of property that is subject to a liability for which recourse of creditors is limited shall be included in the Company’s assets only to the extent that the fair value of that property exceeds that liability, or otherwise in violation of the Act.

(b)                                 A Member who receives a distribution that is not permitted under this Operating Agreement has no liability to return the distribution unless the Member knew that the distribution was prohibited under the terms of this Operating Agreement or the Act.

ARTICLE 7

OFFICERS

7.1                                 Number of Officers.  The officers of the Board of Managers shall be a president, one or more vice-presidents, and a secretary, each of whom shall be appointed by the Board of Managers. The officers of the Company shall be a Chief Executive Officer and Chief Financial Officer. An officer of the Board of Managers shall be a member of the Board of Managers.  Such other officers and assistant officers as may be deemed necessary, including any vice-presidents, may be appointed by the Board of Managers.  If specifically authorized by the Board of Managers, an officer may appoint one or more officers or assistant officers from the Board of Managers.  The same individual may simultaneously hold more than one office on the Board of Managers.

7.2                                 Appointment and Term of Office.  The officers of the Board of Managers shall be appointed by the Board of Managers for a term as determined by the Board of Managers.  If no term is specified, they shall hold office until the first meeting of the Board of Managers held after the next annual meeting of Members.  If the appointment of officers shall not be made at such meeting, such appointment shall be made as soon thereafter as is convenient.  Each officer shall hold office until the officer’s successor shall have been duly appointed, until the officer’s death, or until the officer shall resign or shall have been removed in the manner provided in Section 7.3.  The designation of a specified term does not grant to the officer any contract rights.  The Board of Managers can remove the officer at any time prior to the termination of such term, and the officer shall be employed “at will,” unless otherwise provided by a signed contract with the Company.

7.3                                 Removal of Officers.  Any officer or agent of the Board of Managers may be removed by the Board of Managers at any time, with or without cause. Subsequent to the completion of the Offering, the Managing Member may remove the Chief Executive Officer and Chief Financial Officer at any time, with or without cause.  Prior to the completion of the Offering, the Board of Managers may remove the Chief Executive Officer and Chief Financial Officer at any time, with or without cause.  Any such removal shall be without prejudice to the contract rights, if any, of the person so removed.  Appointment of an officer or agent shall not of itself create contract rights.

7.4                                 The Chief Executive Officer.  The Chief Executive Officer shall be the principal executive officer of the Company.  Until completion of the Offering, the Board of Managers shall select the Chief Executive Officer.  Subsequent to the completion of the Offering, the Chief Executive Officer shall be selected by the Managing Member.  The Chief Executive Officer may sign, with the Secretary or any other proper officer of the Board of Managers or of the Company authorized by the Board of Managers, deeds, mortgages, bonds, contracts, debt instruments or other instruments, which the Board of Managers and/or Managing Member have authorized to be executed, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Managers or by this Operating Agreement to some other officer or agent of the Company, or shall be required by law to be otherwise signed or executed; and in general shall perform all duties incident to the office of Chief Executive Officer and such other duties as may be prescribed by the Board of Managers until completion of the Offering and thereafter by the Managing Member from time to time.

7.5                                 The Chief Financial Officer.  The Chief Financial Officer shall be the principal financial and accounting officer of the Company, and may be the same person as the Chief Executive Officer.  Until completion of the Offering, the Board of Managers shall select the Chief Financial Officer.  Subsequent to the completion of the Offering, the Chief Financial Officer shall be selected by the Managing Member.  The Chief Financial Officer shall:

(a)                                  Have charge and custody of and be responsible for all funds and securities of the Company;

(b)                                 Receive and give receipts for moneys due and payable to the Company from any source whatsoever, and deposit all such moneys in the name of the Company in such banks, trust companies, or other depositaries as shall be selected by the Board of Managers; and

(c)                                  In general, perform all of the duties incident to the office of Chief Financial Officer and such other duties as from time to time may be assigned to the Chief Financial Officer by the Board of Managers until completion of the Offering and thereafter by the Managing Member.  If required by the Board of Managers, the Chief Financial Officer shall give a bond for the faithful discharge of the Chief Financial Officer’s duties in such sum and with such surety or sureties as the Board of Managers shall determine.

7.6                                 The President.  The President shall be the presiding officer of the Board of Managers.  The President shall, when present, preside at all meetings of the Members and of the Board of Managers.  The President may sign, with the Secretary or any other proper officer of the Board of Managers or of the Company authorized by the Board of Managers, certificates for Capital Units of the Company and in general shall perform all duties incident to the office of President and such other duties as may be prescribed by the Board of Managers from time to time.

7.7                                 The Vice-Presidents.  If appointed, in the absence of the President or in the event of the President’s death, inability or refusal to act, the Vice-President, or in the event there be more than one Vice-President, the Vice-Presidents in the order designated at the time of their election, or in the absence of any designation, then in the order of their appointment, shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President.  If there is no Vice-President, then any member of the Board of Managers shall perform such duties of the President.  Any Vice-President may sign, with the Secretary or an Assistant Secretary, certificates for shares of the Company the issuance of which have been authorized by resolution of the Board of Managers; and shall perform such other duties as from time to time may be assigned to the Vice-President by the President or by the Board of Managers.

7.8                                 The Secretary.  The Secretary shall:

(a)                                  Keep the minutes of the proceedings of the Members and of the Board of Managers in one or more books provided for that purpose;

(b)                                 See that all notices are duly given in accordance with the provisions of this Operating Agreement or as required by law;

(c)                                  Be the custodian of the Company records and of any seal of the Company and if there is a seal of the Company, see that it is affixed to all documents the execution of which on behalf of the Company under its seal is duly authorized;

(d)                                 When requested or required, authenticate any records of the Company;

(e)                                  Keep a register of the mailing address of each Member which shall be furnished to the Secretary by such Member;

(f)                                    Sign with the President, or a Vice-President, certificates for Capital Units of the Company, the issuance of which shall have been authorized by resolution of the Board of Managers;

(g)                                 Have general charge of the Capital Units transfer books of the Company; and

(h)                                 In general, perform all duties incident to the office of Secretary and such other duties as from time to time may be assigned to the Secretary by the President or by the Board of Managers.

7.9                                 Assistant Secretaries.  The Assistant Secretaries, when authorized by the Board of Managers, may sign with the President or a Vice-President, certificates for Capital Units of the Company the issuance of which shall have been authorized by a resolution of the Board of Managers.  The Assistant Secretaries, in general, shall perform such duties as shall be assigned to the Secretary, or by the President or the Board of Managers.

7.10                           Designation of Tax Matters Partner.  Provided that the Managing Member owns Capital Units, the Managing Member, is designated as the Tax Matters Partner of the Company, as provided in the Treasury Regulations pursuant to Section 6231 of the Code.  Each Member, by the execution of this Agreement consents to such designation of the Tax Matters Partner and agrees to execute, certify, acknowledge, deliver, swear to, file and record at the appropriate public offices such documents as may be necessary or appropriate to evidence such consent.  If at any time there is no Managing Member, or if the Managing Member no longer owns Capital Units, the Board of Managers shall designate a Manager who owns Capital Units as the Tax Matters Partner of the Company.

7.11                           Duties of Tax Matters Partner.

(a)                                  The Tax Matters Partner shall register the Company as a “tax shelter” with the Internal Revenue Service if such registration is required and shall provide the tax shelter registration number to each Member.

(b)                                 To the extent and in the manner provided by applicable law and regulations, the Tax Matters Partner shall furnish the name, address, profit’s interest, and taxpayer identification number of each Member to the Secretary of the Treasury or his delegate (for the purposes of Sections 7.12 and 7.13 only, the “Secretary”).

(c)                                  To the extent and in the manner provided by applicable law and regulations, the Tax Matters Partner shall keep each Member informed of the administrative and judicial proceedings for the adjustment at the Company level of any item required to be taken into account by a Member for income tax purposes (such administrative proceeding referred to hereinafter as a “tax audit” and such judicial proceeding referred to hereinafter as “judicial review”).

(d)                                 If the Tax Matters Partner, on behalf of the Company, receives a notice with respect to a tax audit from the Secretary of the Internal Revenue Service, the Tax Matters Partner shall forward a copy of such notice to the Members who hold or held an interest in the profits or losses of the Company in the taxable year to which the notice relates as required by law.

7.12                           Authority of Tax Matters Partner.  The Tax Matters Partner is hereby authorized, but not required:

(a)                                  To enter into any settlement with the Internal Revenue Service or the Secretary of the Internal Revenue Service with respect to any tax audit or judicial review, in which agreement the Tax Matters Partner may expressly state that such agreement shall bind the other Members, except that such settlement agreement shall not bind any Member who (within the time prescribed pursuant to the Code and Treasury Regulations thereunder) files a statement with the Secretary of the Internal Revenue Service providing that the Tax Matters Partner shall not have the authority to enter into a settlement agreement on behalf of such Member;

(b)                                 In the event that a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes (a “final” adjustment”) is mailed to the Tax Matters Partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Company’s principal place of business is located, or the United States Court of Claims;

(c)                                  To intervene in any action brought by any other Member for judicial review of a final adjustment;

(d)                                 To file a request for an administrative adjustment with the Secretary at any time and, if any part of such request is not allowed by the Secretary, to file a petition for judicial review with respect to such request;

(e)                                  To enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax which is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item;

(f)                                    To take any other action on behalf of the Members or the Company in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or regulations; and

(g)                                 To retain attorneys and accountants on an as-needed basis under such terms and conditions as determined solely by the Tax Matters Partner.

7.13                           Expenses of Tax Matters Partner.  The Company shall indemnify and reimburse the Tax Matters Partner for all expenses, including legal and accounting fees, claims, liabilities, losses and damages incurred in connection with any administrative or judicial proceeding with respect to the tax liability of the Members.  The payment of all such expenses shall be made before any distributions are made of Net Cash from Operations, or any discretionary reserves are set aside by the Board of Managers.  The taking of any action and the incurring of any expense by the Tax Matters Partner in connection with any such proceeding, except to the extent required by law, is a matter in the sole discretion of the Tax Matters Partner and the provisions on limitations of liability of Managing Member and indemnification set forth in Article 10 of this Agreement shall be fully applicable to the Tax Matters Partner in his capacity as such.

7.14                           Compensation.  The salaries and terms of employment of the officers of the Company shall be fixed from time to time by the Board of Managers until the completion of the Offering and thereafter by the Managing Member.  Officers of the Board of Managers shall not receive any salary or other compensation for their services as officers of the Board of Managers, unless otherwise determined by the Board of Managers.  Officers who are Members of the Company shall receive the same membership benefits that all other Members receive.  Officers may be reimbursed for reasonable expenses incurred in carrying out their duties as officers.

ARTICLE 8

MANAGEMENT

8.1                                 Management by Board of Managers.

(a)                                  Except for situations in which the approval of the Members is required by this Operating Agreement or by nonwaivable provisions of the Act and, except for those powers delegated to the Managing Member, and subject to the provisions of Section 8.2, the powers of the Company shall be exercised by or under the authority of, and the business and affairs of the Company shall be managed under the direction of the Board of Managers; and the Board of Managers may make all decisions and take all actions for the Company not otherwise provided for in this Operating Agreement, including, without limitation, the following:

(i)                                     To direct and oversee the Managing Member in its implementation of the decisions of the Board of Managers.

(ii)                                  To direct the expenditure of the capital and profits of the Company in furtherance of the Company’s purposes.

(iii)                               To direct the investment of Company funds in any manner deemed appropriate or convenient by the Board of Managers to be in the best interests of the Company.

(iv)                              To enter into operating agreements, joint participation, joint ventures, and partnerships with others with respect to the ethanol plant and any other assets of the Company, containing such terms, provisions and conditions as the Board of Managers shall approve.

(v)                                 To cause the Company to borrow money from banks and other lending institutions for any Company purpose and in connection therewith to mortgage, grant a security interest in or hypothecate all of the assets of the Company.

(vi)                              To sell, dispose, abandon, trade or exchange (but not a sale, disposition, abandonment, trade, or exchange of all or any substantial portion of the Company’s assets) of the Company, upon such terms and conditions and for such consideration as the Board of Managers deems appropriate.

(vii)                           To enter into agreements and contracts with any Member or an Affiliate of any Member, including the Managing Member and any Affiliate of the Managing Member, and to give receipts, releases and discharges with respect to all of the foregoing and any matters incident thereto as the Board of Managers may deem advisable or appropriate; provided, however, that any such agreement or contract shall be on terms as favorable to the Company as could be obtained from any third party.

(viii)                        To make distributions in accordance with and subject to the limitations set forth in Article 6 of this Operating Agreement.

(ix)                                To amend the terms and provisions of this Operating Agreement.

(b)                                 All acts of the Board of Managers will be by majority vote of the disinterested Managers except for the following:

(i)                                     Changes in the corn delivery process, pricing and Corn Delivery Agreement shall require the affirmative vote of the Class B representative of the Board of Managers and the vote of all but one of the other members of the Board of Managers.

(ii)                                  Except as set forth in (iv) below, amendments to this Operating Agreement and/or the Articles shall require the vote of the Class B representative of the Board of Managers and the vote of all but one of the other members of the Board of Managers.

(iii)                               The authorization of the sale of additional Capital Units shall require the vote of the Class B representative of the Board of Managers and the vote of all but one of the other members of the Board of Managers.

(iv)                              Amendments to the sections of this Operating Agreement dealing with the rights, responsibilities and compensation of the Managing Member shall require the consent of the Managing Member and the vote of all but one of the total Class A and Class C representatives on the Board of Managers.

(v)                                 Removal of the Managing Member pursuant to Section 9.1, and appointment of a replacement Managing Member shall require the vote of all but one of the Class A and Class C representatives on the Board of Managers.

(vi)                              The authorization of any borrowing of money by the Company shall require the vote of the Class B representative of the Board of Managers and the vote of all but two of the other members of the Board of Managers.

(c)                                  Notwithstanding the provisions of Section 8.1(a), the Board of Managers may not cause the Company to take any action set forth in Section 3.9(e), without first obtaining the required approval of each Class of Members.

(d)                                 For the purposes of this Operating Agreement, a disinterested Manager shall be a Manager who does not have a material financial interest in any contract or agreement to be approved by the Board of Managers.  A Manager who has a material financial interest in any contract or agreement shall not vote on such contract or agreement.  A Manager’s interest in a Corn Delivery Agreement shall not be deemed to be a material financial interest.  If a Manager is an Affiliate or relative of a party with respect to which the Board of Managers intends to act, such Manager shall be deemed to be interested.

8.2                                 Actions by Managers; Committees; Delegation of Authority and Duties.

(a)                                  In managing the business and affairs of the Company and in exercising its powers, the Board of Managers shall act (i) collectively through meetings and written consents consistent with or as may be provided or limited in other provisions of this Operating Agreement; (ii) through committees pursuant to Section 8.2(b); and (iii) through Managers and officers to whom authority and duties have been delegated pursuant to Section 8.2(c).

(b)                                 The Board of Managers may, from time to time, designate one or more committees, each of which shall be comprised of one or more members of the Board of Managers, one or more members of the Company, and/or one or more non-members of the Board of Managers or of the Company.  Any such committee, to the extent provided in such resolution shall have and may exercise such authority as is designated by the Board of Managers, subject to limitations set forth in the Act.  At every meeting of such committee, unless otherwise provided by the Board of Managers, the presence of a majority of all the committee members shall constitute a quorum, and the affirmative vote of the majority of the committee members present shall be necessary for the adoption of any resolution or recommendation of any action.  The Board of Managers may dissolve any committee at any time.

(c)                                  Any Person dealing with the Company, other than a Member, may rely on the authority of the Managing Member, any officer of the Company or any officer of the Board of Managers in taking any action in the name of the Company without inquiry into the provisions of this Operating Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Operating Agreement.

8.3                                 Registration and Transfer of Securities.  Securities and other property owned by the Company shall be registered in the Company’s name, in a nominee name, in any such case for the benefit of the Company.  Any transfer agent called upon to transfer any securities to or from the name of the Company or such other names shall be entitled to rely on instructions or assignments signed by an officer of the Company, an officer of the Managing Member, or by any agent or custodian so authorized by the Board of Managers, on its behalf, without inquiry as to the authority of the person signing such instructions or assignments or as to the validity of any transfer to or from the name of the Company.  At the time of transfer, any transfer agent is entitled to assume, unless it has actual knowledge to the contrary:

(a)                                  that the Company is still in existence;

(b)                                 that this Operating Agreement is in full force and effect and has not been amended, unless the transfer agent has received written notice to the contrary; and

(c)                                  that the person so signing is authorized to sign on behalf of the Company.

8.4                                 Number and Term of Office.

(a)                                  The number of initial Managers of the Company shall be set at 15 until such time as the Members hold a special meeting (“Special Member Meeting”) to be held during the first quarter of the calendar year 2003 for the purpose of electing a Board of Managers in accordance with Section 8.4(b).  Each initial Manager shall hold office until the Special Member

Meeting unless such Manager resigns, dies, or becomes disabled.  An initial Manager may not be replaced or removed.

(b)                                 A person does not need to be a Member to be elected to the Board of Managers.  Each Manager, other than the initial Managers, shall hold office for a term of three years or until removed, except that at the first Special Member Meeting, the Managers shall be elected to staggered one, two and three year terms under a process determined by the Board of Managers.  One-third, or as close to said fraction as possible, of the Managers elected the first Special Member Meeting shall be elected for a one-year term; one-third for a two-year term, and one-third for a three-year term, divided as evenly as possible among the various Classes of representatives.  Thereafter, approximately one-third of the Managers shall be elected to three-year terms at each annual meeting of the Members.  The election process shall be determined by the Board of Managers in advance of the annual election.  Following the first Special Member Meeting, the Board of Managers shall consist of seven or nine Managers.  The Board of Managers shall consist of seven members if not more than 20% of the Capital Units outstanding are Class C Capital Units.  The Board of Managers shall consist of nine Members if at least 20% of the Capital Units outstanding are Class C Capital Units.  A majority of the members of the Board of Managers shall always be elected by the Class A Members.  The Class B Members will elect one person to the Board of Managers.  The Class C Members will elect from zero to three members to the Board of Managers based upon the following percentages of equity raised from the sale of Class C Capital Units:

Percentage of Total Equity Raised

Raised Through Sales of Class C Units

Class A

Class B

Class C

Total

0-10%	6	1	0	7

Greater than 10% but less than 20%	5	1	1	7

At least 20% but less than 30%	6	1	2	9

At least 30%	5	1	3	9

If a Manager’s term expires, the Manager shall continue to serve until the Manager’s successor shall have been elected and qualified, or until there is a decrease in the number of Managers.  If a Manager is appointed to complete an unexpired term, that portion of the unexpired term served shall not be counted when calculating the Manager’s length of service.

8.5                                 Death or Disability of Managers.  Upon the death or disability of a Manager, the resulting vacancy on the Board of Managers may be filled in accordance with Section 8.8.  “Disabled” or “disability” shall mean the inability to perform the functions and duties of one’s position for a period of six months or greater.

8.6                                 Removal.  Managers may be removed for any reason at any special meeting of Members by the affirmative vote of the majority of the Members of the Class voting at the matter at hand which such Manager represents (as set forth in Section 3.9).  The notice calling such meeting shall give notice of the intention to act upon such matter, and if the notice so provides, the vacancy caused by such removal may be filled at such meeting by vote of the Members of the appropriate Class represented at such meeting.

8.7                                 Resignations. Any Manager may resign at any time.  Such resignation shall be made in writing and shall take effect at the time specified therein, or, if no time be specified then at the time of its receipt by the President or Secretary.  The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

8.8                                 Vacancies.  Any vacancy occurring in the Class A and Class C representatives to the Board of Managers (other than by reason of an increase in the number of Managers) may be filled by appointment through the affirmative vote of a majority of the remaining Managers, though less than a quorum of the Managers, provided that the person appointed to fill such vacancy is a Member of the Class in which the vacancy occurred.  A Manager appointed by the Board of Managers to fill a vacancy shall serve until the next annual meeting or special meeting of Members held for the purpose of electing Managers, at which time, the Members of the Class in which the vacancy occurred shall elect a new Manager to serve for the remainder of the original unexpired term of the vacated position.  Any vacancy occurring in the Class B representative to the Board of Managers shall be filled by the election of the Class B Members within 30 days following the occurrence of the vacancy.  Any Manager position to be filled by reason of an increase in the number of members on the Board of Managers shall be filled by election at an annual meeting or at a special meeting of Members called for that purpose.

8.9                                 Place and Manner of Meetings.  Meetings of the Board of Managers, regular or special, may be held either within or without the State of South Dakota.  Managers may participate in such meetings by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting as provided herein shall constitute presence in person at such meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

8.10                           First Meeting.  The first meeting of the newly elected Managers shall be held without further notice within 60 days following the annual meeting of the Members, and at the same place, unless by unanimous consent of the Board of Managers then elected and serving, such time or place shall be changed.

8.11                           Regular Meeting of Board of Managers.  A regular meeting of the Board of Managers may be held at such time as shall be determined from time to time by resolution of the Board of Managers.

8.12                           Special Meeting of Board of Managers.  The Secretary shall call a special meeting of the Board of Managers whenever requested to do so by the President, by 30% of any of the Managers representing a specific Class, by the Chief Executive Officer, or by the Managing Member.  Such special meeting shall be held at the time specified in the notice of the meeting.  Neither the business to be transacted at, nor the purpose of, any special meeting need be specified in a notice or waiver of notice.

8.13                           Notice of Board of Managers’ Meetings.  All special meetings of the Board of Managers shall be held upon two 2 days’ written or oral notice stating the date, place and hour of meeting delivered to each Manager either personally or by facsimile transmission, upon seven days’ written notice by mail, or at the direction of the President, the Secretary, the Managing Member, Chief Executive Officer or Managers calling the meeting.

8.14                           Action Without Meeting.  Any action required by the Act to be taken at a meeting of the Board of Managers, or any action which may be taken at a meeting of the Board of Managers, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by the same number of Managers which would have been necessary to approve such action if a meeting had been held.  Such consent shall have the same force and effect as if adopted at a duly called meeting of the Board of Managers.

8.15                           Quorum; Majority Vote.  At all meetings of the Board of Managers, 5 persons of a 7-person Board or 6 persons of a 9-person Board of Managers, shall constitute a quorum for the transaction of business.  The act of a majority of the Managers present at any meeting at which a quorum is present shall be the act of the Board of Managers unless the act of a greater number, or the act of Managers elected by certain Classes is required by this Operating Agreement.  If a quorum shall not be present at any meeting of the Board of Managers, the Managers present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum is present.

8.16                           Approval or Ratification of Acts or Contracts. The Board of Managers in its discretion may submit any act or contract for approval or ratification at any annual meeting of the Members, or at any special meeting of the Members called for the purpose of considering any such act or contract, and any act or contract that shall be approved or be ratified by the Members shall be as valid and as binding upon the Company and upon all the Members as if it shall have been approved or ratified by every Member of the Company.

8.17                           Interested Managers, Officers and Members.  No contract or transaction between the Company and one or more of its Managers, the Managing Member, officers, or Members, or any of their Affiliates, or between the Company and any other limited liability company, corporation, partnership, association, or other organization in which one or more of its Managers, the Managing Member, officers or Members are managers or officers or have a financial interest, shall be void or voidable solely for this reason or solely because the Person is present at or participates in the meeting of the Board of Managers or of a committee formed by the Board of Managers which authorizes the contract or transaction.  Subject to 8.1(d), only disinterested Managers may vote on any particular matter or issue.

8.18                           Expenses of the Company.

(a)                                  General and Administrative Expenses.  All expenses of the Company shall be billed to and paid by the Company.  The Managers may be reimbursed for the actual cost of goods and services used for or by the Company.  The Managers may be reimbursed for the administrative services necessary to the prudent operation of the Company; provided, the reimbursement shall be the lower of the Manager’s actual cost or the amount the Company would be required to pay persons other than Affiliates for comparable administrative services in the same geographic location; and provided, further, that such costs are reasonably allocated to the Company on the basis of assets, revenues, time records or other method conforming with generally accepted accounting principles.  No reimbursement shall be permitted for services for which the Manager is entitled to compensation by way of a separate fee.

(b)                                 Organizational and Offering Expenses.  Organization expenses incurred in connection with the formation of the Company and all expenses in connection with the Offering will be charged to and borne by the Company.  To the extent any such organization and offering expenses have been paid by the Board of Managers, the Board of Managers will be reimbursed in a like amount by the Company.  Notwithstanding any other provision hereof, the Company will pay and bear directly all legal, accounting and auditing expenses of the Company, taxes, if any, payable by the Company, interest costs of the Company, custodial fees, and extraordinary expenses, including for litigation.

8.19                           Procedure. The Board of Managers shall keep regular minutes of its proceedings.  The minutes shall be placed in the minute book of the Company.

8.20                           Compensation.  The initial members of the Board of Managers shall receive no per diem or other compensation for attending meetings. A per diem fee or other compensation for attending meetings and serving as a Manager may be set by the Board of Managers following completion of the Offering. Managers who are Members of the Company shall receive the same membership benefits that all other Members receive.  Managers may be reimbursed for reasonable expenses incurred in carrying out their duties as Managers.

ARTICLE 9

MANAGING MEMBER

9.1                                 Managing Member.  The Board of Managers shall have the authority to appoint a Managing Member who will act for, and on behalf of, the Company.  The initial Managing Member shall be Broin Management, LLC.  The Managing Member may be terminated only for cause, pursuant to the procedure provided for in Section 8.1(b)(v), and which shall be defined as:  (a) illegal conduct, (b) unethical conduct, (c) substandard performance as compared to other ethanol plants in the region not managed by Broin Management, LLC with such substandard performance lasting for a period of two consecutive years, or (d) the sale, change of control, or dissolution of Broin Management, LLC.

9.2                                 Rights and Obligations of the Managing Member.  The Managing Member shall have the day-to-day management control of the business of the Company and shall have the responsibility and authority, at the Company’s expense, to take all actions necessary or appropriate to accomplish the purposes of the Company including, without limitation, the power and authority:

(a)                                  To implement the decisions of the Board of Managers made in accordance with Section 8.1 of this Operating Agreement.

(b)                                 To manage, supervise and conduct the day-to-day affairs of the Company and the ethanol plant.

(c)                                  To hire and dismiss such employees and independent contractors as the Managing Member shall determine to be reasonably necessary to the operation of the ethanol plant, including, if the Managing Member so determines, any present Affiliate of the Managing Member or any present employee of any Affiliate of the Managing Member Affiliate.

(d)                                 To purchase or otherwise obtain the right to use equipment, supplies, hardware and software technology associated with the ethanol plant, except that new purchases in amounts exceeding $150,000.00 must be approved in advance by the Board of Managers, which approval shall not be unreasonably withheld.  As used in the preceding sentence, “new purchases” does not refer to equipment, supplies, hardware and software technology associated with the initial construction of the ethanol plant or associated with future expansions of the ethanol plant approved by the Board of Managers, nor does it refer to repairs to or replacements of the equipment, supplies, hardware and software technology associated with the ethanol plant or the expanded ethanol plant.

(e)                                  To maintain, at the expense of the Company, adequate records and accounts of all operations and expenditures and furnish the Members with annual statements of accounts as of the end of each calendar year, together with all necessary tax reporting information.

(f)                                    To enter into agreements with Managing Member Affiliates for the marketing of the Company’s products and for the design and construction of the ethanol plant, in accordance with the requirements of this Agreement and with the approval of the Board of Managers; provided, however, that any such agreement or contract shall be on terms as favorable to the Company as could be obtained from any third party for comparable services.

(g)                                 To execute all instruments or contracts of any kind or character which the Managing Member in its discretion shall deem necessary or appropriate to carry out its duties and responsibilities.

(h)                                 To establish bank accounts, collect customer payments, and other cash receipts, invest excess cash, disburse cash and make other payments.

(i)                                     To carry on any other activities necessary to, in connection with, or incidental to any of the foregoing or the day-to-day operations of the Company or the ethanol plant.

(j)                                     To appoint and remove a Chief Executive Officer and a Chief Financial Officer, who may be the same individual, to fulfill the day-to-day functions of said positions following completion of the Offering.

(k)                                  To cause the Company to make or revoke elections provided for under the Code, including specifically the elections referred to in Section 754 thereof and Section 4.2 hereof.

(l)                                     To purchase, at the expense of the Company, liability and other insurance contracts.

9.3                                 Management Fee and Technical Manager Fee; Trimester/Annual Incentive Bonus; Expenses.

(a)                                  Management Fee and Technical Manager Fee.  Commencing no more than nine months prior to the operation of the ethanol plant, the Company shall pay the Managing Member a management fee of $250,000.00 per year (the “Management Fee”), payable in equal monthly installments due on the first day of each month.  The Management Fee shall be adjusted annually for inflation on March 1st of each year based on the Consumer Price Index, All Urban Consumers (CPI-U) U.S. City Average (All Items Category) with a standard reference base period of 1982-84 = 100, or as subsequently updated (the “CPI”).  The Management Fee shall be calculated for each subsequent year by first determining the percentage increase in the CPI from the previous year.  The percentage increase in the CPI for the previous year shall then be multiplied by the Management Fee in effect for the prior year and added to the Management Fee in effect during the prior year.  Notwithstanding the above, the annual increase in the Management Fee cannot be greater than 10% of the previous Management Fee.

The Managing Member shall have the right to hire a Technical Manager who will be an employee of the Managing Member to oversee the technology operations for the Company.  The Technical Manager’s salary, benefits and other expenses shall be paid by the Managing Member and fully reimbursed by the Company.  The initial monthly fee will be based upon the Technical Manager’s base salary times a factor of 140% to cover the employee salary, related employer payroll taxes, employee benefits, and related employer administrative costs.  Additional fees will include bonus payments to the Technical Manager times a factor of 140%, interviewing and related travel costs, hiring and employee placement related costs (including reimbursement for any employment agency fees), moving expenses, and/or temporary living expenses at cost, business travel and related expenses at cost, if not paid directly by the plant and other related costs not paid directly by the plant.

The reimbursement for the Technical Manager’s fees shall be paid in addition to the management fees defined in Section 9.3(a) and addition to the Incentive Bonuses defined in Section 9.3(b).

(b)                                 Trimester/Annual Incentive Bonus.  As an incentive to the Managing Member to achieve high profitability, to promote collection of those revenues billed and to encourage quality and efficiency of operation, the Company shall pay to the Managing Member, in addition to the Management Fee, 4% of the Trimester net income of the ethanol plant before income taxes in each of the first two Trimesters of the fiscal year (the “Incentive Bonus”).  Such payments are due and payable within 45 days of the end of each fiscal Trimester.  In the final Trimester of each fiscal year, a final payment will be made following the annual audit and within 105 days of the end of the fiscal year.  This final payment, when added to the Trimester Incentive Bonus payments, will adjust the annual Incentive Bonus to equal 4% of the audited annual net income of the ethanol plant before income taxes and before deduction of any Incentive Bonus payments for the fiscal year.  However, if there is an overpayment for the first two Trimesters, the Managing Member must repay the overage.

(c)                                  Reimbursement for Operational Costs.  Other than as provided in Section 9.3(d), all operational costs incurred by the ethanol plant or the Managing Member in pursuing the business of the ethanol plant shall be paid by the Company and characterized as operational costs.  To the extent funds are expended by the Managing Member which are to be reimbursed to it, the Company shall reimburse the Managing Member within 15 days of receipt of an expense report from the Managing Member.  All funds for which reimbursement are requested shall have been reasonable in amount and incurred in furtherance of the Company’s business.

(d)                                 Non-Reimbursable Expenses.  The Managing Member shall provide the following services to the ethanol plant without reimbursement for the expenses directly incurred in connection therewith, other than travel expenses, or if noted to the contrary:

(i)            the full time services of a qualified ethanol plant general manager, whose salary and benefits shall be paid by the Managing Member without reimbursement;

(ii)           ongoing process consulting by Broin and Associates, Inc., a Managing Member Affiliate;

(iii)          ongoing engineering services by Broin and Associates, Inc., with the exception of equipment changes or expansions;

(iv)          ongoing Distributive Control System assistance by Broin and Associates, Inc.;

(v)           ongoing periodic Distributive Control System/operations monitoring via modem by Broin and Associates, Inc.;

(vi)          ongoing new technology updates by Broin and Associates, Inc.;

(vii)         ongoing operations assistance by Broin and Associates, Inc.;

(viii)        ongoing microbiology assistance by Broin and Associates, Inc.; and

(ix)           access to any group pricing for inputs to the production process that are available.

9.4                                 Dispute Resolution.  In the event of a dispute between the Company and the Managing Member relating to the terms of or performance under this Operating Agreement, either party may, by written notice to the other party, call for mediation of the issue before a mediator to be agreed upon by the parties.  In the event of a dispute between the parties arising out of or relating to the Agreement that is not resolved by mediation, without first attempting to resolve the dispute by mediation, either party may by written notice to the other party, call for arbitration of the issue before a single arbitrator agreed upon by the parties.  In the event a single arbitrator cannot be agreed upon, each party shall appoint an arbitrator from a list provided by the American Arbitration Association (but not a principal of a party) and the two arbitrators thus selected by the parties shall select a third arbitrator.  The arbitrators shall meet as expeditiously as possible to resolve the dispute, and a majority decision of the arbitrators shall be controlling.  While each party is free to select an arbitrator of its own choosing from the list provided by the American Arbitration Association, either party by written notice to the other may require that all arbitrators chosen have sufficient expertise in the subject matter of the arbitration that they would qualify as “expert witnesses” in a judicial proceeding.  The arbitration proceeding shall be held in Minnehaha County, South Dakota, or some other location mutually acceptable to the parties.  The arbitrators shall issue a written opinion setting forth their findings of fact, conclusions of law and decision.  The arbitrators’ decision may be reduced to judgment in a court of law.  The arbitrators so chosen shall conduct the arbitration in accordance with the Rules of the American Arbitration Association as applicable in the State of South Dakota.  The arbitrators shall be governed, in their determinations hereunder, by the intention of the parties as evidenced by the terms of this Operating Agreement.  The Board of Managers and the Managing Member each understand that they will not be able to bring a lawsuit concerning any dispute that may arise that is covered by this arbitration provision, unless it involves a question of constitutional law or civil rights.  Instead, each party agrees to submit disputes to binding impartial arbitration as provided herein and to be bound by the arbitrator’s decision.

9.5                                 Bonus Payments.  Upon completion of the Offering, the Company shall pay to the Managing Member a payment of $200,000.00 for preparation of the business plan and other items needed to identify the feasibility of the plant.

9.6                                 Guaranteed Payment.  The above Management Fees and Technical Manager Fees in Section 9.3(a), the Incentive Bonus in Section 9.3(b) and the Bonus Payment in Section 9.5 will be treated as a “guaranteed payment” to the Managing Member under Section 707(c) of the Code.

9.7                                 Additional Services Available Under Separate Contracts and Fee Structures.  The Company shall have access to commodity hedging services, finished product pricing services and finished product marketing service to assist in minimizing raw materials expenses and maximizing finished product sales.  These services are available through Managing Member Affiliates or independent contractors under separate contracts and fee structures, which shall be approved by the Board of Managers as set forth herein.

9.8                                 Proprietary Information.  The Managing Member and its Affiliates have furnished, or will furnish, to the Company information, including but not limited to, specifications, photocopies, magnetic tapes, drawings, sketches, models, samples, tools, technical information, data, know-how, customer and market information, financial reports, precontractual negotiations, engineering studies, consultants’ studies, options for site purchases, and relationships established with experts, consultants and governmental agencies (all hereinafter designated as “Proprietary Information”) for the purpose of enabling the Company to construct and operate an ethanol plant in accordance with Section 2.4.  Subject to the Company’s License Agreement with the Managing Member and/or its Affiliates and its right to use the Proprietary Information solely for Company purposes, the Proprietary Information is and shall remain the Managing Member’s and/or its Affiliates’ property to use as it sees fit in its sole discretion.  Information that is in the public domain is not subject to this provision.

9.9                                 Covenant Not to Hire General Manager and/or Technical Manager.  In the event of the termination of the Managing Member under any circumstances, the Board of Managers, Company, and any replacement managing member or outside management firm shall not hire the General Manager and/or Technical Manager who were provided by the Managing Member without the written consent of the Managing Member for three (3) years subsequent to the date of termination.  This covenant shall be expressly included as a term of any agreement retaining a replacement Managing Member or an outside managing firm.

ARTICLE 10

INDEMNIFICATION AND LIABILITY TO COMPANY

10.1                           Indemnification. The Company shall indemnify an officer, Member, Manager, the Managing Member, former Member, a former officer, a former Manager or a former Managing Member of the Company against expenses actually and reasonably incurred by said person in connection with the defense of an action, suit or proceeding, civil or criminal, in which said person is made a party by reason of being or having been such officer, Member, Manager or Managing Member, except in relation to matters as to which such Person may be adjudged in the action, suit or proceeding to be liable to the Company or its Members under Section 10.2.

10.2                           Liability to Company.  To the full extent permitted by South Dakota law, no officer, Member, Manager or the Managing Member shall be liable to the Company or its Members for monetary damages for an act or omission in such Member’s or Manager’s capacity as an officer, Member, Manager or the Managing Member of the Company, except that this Article does not eliminate or limit the liability of an officer Member, Manager or the Managing Member to the extent the officer, Member, Manager or the Managing Member is found liable for:

(a)                                  a breach of the duty of loyalty to the Company or its Members;

(b)                                 an act or omission not in good faith that constitutes a breach of duty to the Company or its Members or an act or omission that involves gross negligence, intentional misconduct or a known violation of the law;

(c)                                  a transaction from which the officer, Member, Manager or the Managing Member received an improper benefit whether or not the benefit resulted from an action taken within the scope of the officer’s, Member’s, Manager’s or the Managing Member’s office; or

(d)                                 an act or omission for which the liability of an officer, Member, Manager or Managing Member is expressly provided for by applicable statute.

10.3                           Prospective Amendment of Liability and Indemnity.  Any repeal or amendment of this Article by the Board of Managers of the Company shall be prospective only and shall not adversely affect any right of an officer, Member, Manager or Managing Member to indemnification or any limitation on the liability of an officer, Member, Manager or the Managing Member of the Company existing at the time of such repeal or amendment.

10.4                           Non-Exclusive Liability and Indemnity. The provisions of this Article 10 shall not be deemed exclusive of any other rights or limitations of liability or indemnity to which an officer, Member, Manager or the Managing Member may be entitled under any other provision of this Operating Agreement, or pursuant to any contract or agreement, the Act or otherwise.

ARTICLE 11

CAPITAL UNIT CERTIFICATES

11.1                           Certificates For Membership.  Certificates representing Capital Units of the Company shall be in such form as shall be determined by the Board of Managers. Such certificates shall be signed by the President or the Vice President and by the Secretary or assistant Secretary.  All certificates for Membership shall be consecutively numbered or otherwise identified.  The name and address of the person to whom the certificate has been issued shall be entered on the Capital Units transfer books of the Company.  All certificates surrendered to the Company for transfer shall be canceled and no new certificates shall be issued until the former certificate shall have been surrendered or canceled.

11.2                           Transfer of Certificates.  Transfer of certificates of the Company shall be made pursuant to this Operating Agreement only on the transfer books of the Company by the holder of record thereof or by the holder’s legal representative, who shall furnish proper evidence of authority to transfer, or by the Member’s attorney thereunto authorized by the power of attorney duly executed and filed with the Secretary of the Company, and on surrender for cancellation of the certificate.  The Person in whose name the Certificate stands on the books of the Company shall be deemed by the Company to be the owner thereof for all purposes.

11.3                           Loss or Destruction of Certificates. In case of loss or destruction of any certificate, another certificate may be issued in its place upon proof of such loss or destruction, and upon giving a satisfactory bond of indemnity to the Company and to the transfer agent and registrar, if any, of such certificate, in such sum as the Board of Managers may provide.

11.4                           Certificate Regulations.  The Board of Managers shall have the power and authority to make such further rules and regulations not inconsistent with the statutes of the State of South Dakota as they may deem expedient concerning the issue, transfer, conversion and registration of certificates of the Company, including the appointment or designation of one or more transfer agents and one or more registrars.  The Company may act as its own transfer agent and registrar.

11.5                           Transfer of Membership.  Membership shall not be transferred except with the approval and consent of the Board of Managers and in accordance with the Capital Units Transfer System.

11.6                           Legends.  The Board of Mangers may provide for the placement of legends on Capital Unit certificates to indicate restrictions on transfer, corn delivery obligations, or other restrictions or obligations contained herein.

ARTICLE 12

BANKRUPTCY OF A MEMBER

Subject to this Article 12, if any Member becomes a Bankrupt Member, the Bankrupt Member’s Capital Units shall be offered for sale through the Capital Units Transfer System, and if such a sale is not completed within 240 days after the Member becomes a Bankrupt Member, the Company shall have the option, exercisable by notice from the Company to the Bankrupt Member (or its representative) at any time after expiration of the 240 day period, to redeem and cancel the Bankrupt Member’s Capital Units at a purchase price equal to 10% of the original issue price or the lowest amount which may be approved by the Bankruptcy Court.  The payment to be made to the Bankrupt Member or its representative pursuant to this Article 12 is in complete liquidation and satisfaction of all the rights and interest of the Bankrupt Member and its representative (and of all Persons claiming by, through, or under the Bankrupt Member and its representative) and in respect of the Company, including, without limitation, any Capital Units, any rights in specific Company property, and any rights against the Company and (insofar as the affairs of the Company are concerned) against the Members, and constitutes a compromise to which all Members have agreed.

ARTICLE 13

DISSOLUTION

13.1                           Dissolution and Winding-Up.  The Company shall dissolve and its affairs shall be wound up on the first to occur of the following:

(a)                                  the consent of all Classes with at least a majority vote of the Members of each Class (as set forth in Section 3.9);

(b)                                 an event that makes it unlawful for all or substantially all of the business of the Company to be continued, but any cure of illegality within 90 days after notice to the Company of the event is effective retroactively to the date of the event for purposes of this section;

(c)                                  on application by a Member or a dissociated Member, upon entry of a judicial decree that:

(i)                                     the economic purpose of the Company is likely to be unreasonably frustrated;

(ii)                                  it is not otherwise reasonably practicable to carry on the Company’s business in conformity with the Articles and this Operating Agreement; or

(iii)                               the Managers or Members in control of the Company have acted, are acting, or will act in a manner that is illegal, oppressive, fraudulent, or unfairly prejudicial to the petitioning Member.

13.2                           Continuation.  Except upon application and receipt of a judicial decree as provided in Section 13.1(c), no Member may dissociate from the Company.  The death, expulsion, bankruptcy or dissolution of a Member, or the occurrence of any other event that terminates the continued membership of a Member in the Company, shall not cause a dissolution of the Company.

ARTICLE 14

LIQUIDATION AND TERMINATION

14.1                           Liquidation and Termination.  On dissolution of the Company, the Board of Managers shall proceed diligently to wind up the affairs of the Company and make any final distribution as provided in this Operating Agreement and the Act.  The costs of liquidation shall be borne as a Company expense.  Liquidation proceeds, if any, shall first be used to pay the Company’s obligations and liabilities.

14.2                           Application and Distribution of Proceeds on Liquidation.  Upon an event of liquidation, the business of the Company shall be wound up, the Board of Managers shall take full account of the Company’s assets and liabilities, and all assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof.  If any assets are not sold, gain or loss shall be allocated to the Members in accordance with Article 6 as if such assets had been sold at their fair market value at the time of the liquidation.  If any assets are distributed to a Member, rather than sold, the distribution shall be treated as a distribution equal to the fair market value of the asset at the time of the liquidation.  The assets of the Company shall be applied and distributed in the following order of priority:

(a)                                  to the payment of all debts and liabilities of the Company, including all fees due the Members and Affiliates, and including any loans or advances that may have been made by the Members to the Company, in the order of priority as provided by law;

(b)                                 to the establishment of any reserves deemed necessary by the Board of Managers or the Person winding up the affairs of the Company for any contingent liabilities or obligations of the Company;

(c)                                  to the Members ratably in proportion to the credit balances in their respective capital accounts in an amount equal to the aggregate credit balances in the capital accounts after and including all allocations to the Members under Article 6, including the allocation of any income, gain or loss from the sale, exchange or other disposition (including a deemed sale pursuant to this Section 14.2) of the Company’s assets.

14.3                           Deficit Capital Account Balances.  Notwithstanding anything to the contrary contained in this Operating Agreement, and notwithstanding any custom or rule of law to the contrary, to the extent that the deficit, if any, in the capital account of any Member results from or is attributable to deductions and losses of the Company (including non-cash items such as depreciation), or distributions of money pursuant to this Operating Agreement to all Members in proportion to their respective Ownership Percentages, upon dissolution of the Company such deficit shall not be an asset of the Company and such Members shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s capital account to zero.

14.4                           Articles of Dissolution.  On completion of the distribution of Company assets as provided herein, the Company is terminated, and the Board of Managers shall file Articles of Dissolution with the Secretary of State of South Dakota and take such other actions as may be necessary to terminate the Company.

ARTICLE 15

GENERAL PROVISIONS

15.1                           Books and Records.  The Company shall maintain those books and records as provided by the Act and as it may deem necessary or desirable.  All books and records provided for by the Act shall be open to inspection of the Members from time to time and to the extent expressly provided by the Act, and not otherwise.

15.2                           Headings.  The headings used in this Operating Agreement have been inserted for convenience only and do not constitute matter to be construed in interpretation of this Operating Agreement.

15.3                           Construction and Severability.  Whenever the context so requires, the gender of all words used in this Operating Agreement includes the masculine, feminine, and neuter, and the singular shall include the plural, and conversely.  All references to Articles and Sections refer to articles and sections of this Operating Agreement, and all references to Exhibits, if any, are to Exhibits attached hereto, if any, each of which is made a part hereof for all purposes.  If any portion of this Operating Agreement shall be invalid or inoperative, then, so far as is reasonable and possible:

(a)                                  The remainder of this Operating Agreement shall be considered valid and operative; and

(b)                                 Effect shall be given to the intent manifested by the portion held invalid or inoperative.

15.4                           Effect of Waiver or Consent.  A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company.  Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

15.5                           Binding Effect.  Subject to the restrictions on Dispositions set forth in this Operating Agreement, this Operating Agreement is binding on and inures to the benefit of the Members and their respective heirs, legal representatives, successors, and assigns.

15.6                           Governing Law/Jurisdiction.  THIS AGREEMENT HAS BEEN EXECUTED IN SOUTH DAKOTA AND SHALL BE GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF SOUTH DAKOTA.  THE MEMBERS

CONSENT TO THE JURISDICTION OF THE COURTS OF THE STATE OF SOUTH DAKOTA AND AGREE THAT ANY ACTION ARISING OUT OF OR TO ENFORCE THIS AGREEMENT MUST BE BROUGHT AND MAINTAINED IN SOUTH DAKOTA.

15.7                           Further Assurances.  In connection with this Operating Agreement and the transactions contemplated hereby, each Member shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Operating Agreement and those transactions.

15.8                           Notice to Members of Provisions of This Agreement.  By becoming a Member, each Member acknowledges that it has actual notice of (a) all of the provisions of this Operating Agreement, including, without limitation, the restrictions on the Disposition of Capital Units set forth in Article 4, and (b) all of the provisions of the Articles.  Each Member agrees that this Operating Agreement constitutes adequate notice of all such provisions, and each Member waives any requirement that any further notice thereunder be given.

15.9                           Counterparts.  This Operating Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document.  All counterparts shall be construed together and constitute the same instrument.

15.10                     Conflicting Provisions.  To the extent that one or more provisions of this Operating Agreement appear to be in conflict with one another, then the Board of Managers shall have the right to choose which of the conflicting provisions are to be enforced.  Wide latitude is given to the Board of Managers in interpreting the provisions of this Operating Agreement to accomplish the purposes and objectives of the Company, and the Board of Managers may apply this Operating Agreement in such a manner as to be in the best interest of the Company, in its sole discretion, even if such interpretation or choice of conflicting provisions to enforce is detrimental to one or more Members.